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                                                                     Exhibit 5.1


               [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                               October 12, 2000

InfoSpace, Inc.
601 108/th/ Ave N.E
Suite 1200
Bellevue, Washington  98004

     RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by InfoSpace, Inc. (the "Company") with the Securities and Exchange Commission on or about October 12, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 30,965,291 shares of the Company's common stock (the "Shares") to be issued upon exercise of stock options granted pursuant to the Go2Net, Inc. 2000 Stock Option Plan, the Go2Net, Inc. 1996 Stock Option Plan, the Silicon Investor, Inc. 1996 Stock Plan, the Web21 Stock Option Plan, the Authorize.Net Corporation 1999 Stock Incentive Plan, and the IQC Corporation Option to Purchase Common Stock (collectively, the "Plans"). As legal counsel for the Company, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Plans.

     In arriving at the opinion expressed below, we have examined and relied on the following documents:

          1. The Restated Certificate of Incorporation and the Restated Bylaws of the Company;

          2. The records of meetings and written consents of the Board of Directors and stockholders of the Company and Go2Net, Inc. provided to us by the Company;

          3.   The Plans; and

          4. The Agreement and Plan of Reorganization dated July 26, 2000, by and between the Company, Giants Acquisition Corp., and Go2Net, Inc.

     In addition, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
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     Based upon the foregoing, it is our opinion that:

          1. The Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement.

          2. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares.

          3. When certificates for the Shares have been duly executed and countersigned, and delivered against due receipt of the exercise price for the Shares as described in the options relating thereto and the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                     Very truly yours,

                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation

                                     /s/ Wilson Sonsini Goodrich & Rosati P.C.